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                                                                 EXHIBIT 10.111a
                                                                   TIFFANY & CO.
                                                             REPORT ON FORM 10-K
                                                                FISCAL YEAR 1999

                                   RIDER NO. 1
                                       TO
                           AGREEMENT OF 12TH JUNE 1993
       (SHINJUKU, TAKAMATSU, MATSUYAMA AND KANAZAWA CONCESSION BOUTIQUES)

         THIS RIDER supplements and amends that certain Agreement made the 12th day of June 1993 by and between Tiffany & Co. Japan, Inc. (formerly known as Tiffany-Japan (Delaware) Inc.) ("Tiffany-Japan"), a corporation organized and existing under the laws of the State of Delaware with its Japan branch offices at 3-1-31, Minami-Aoyama, Minatu-ku, Tokyo 107-0062, Japan, (ii) Tiffany and Company ("Tiffany"), a corporation organized and existing under the laws of the State of New York with its executive offices at 727 Fifth Avenue, New York, NY 10022, United States of America and (iii) Mitsukoshi Limited ("Mitsukoshi"), a corporation organized and existing under the laws of Japan with its executive offices at 4-1, Nihombashi Muromachi 1-chome, Chuo-ku, Tokyo 103-8001, Japan, as such Agreement has been previously amended (the "93 Agreement").

                                   WITNESSETH:

Whereas, the parties wish to vary their respective rights and duties under the 93 Agreement to provide for the construction and operation of Concession Boutiques in Mitsukoshi's Shinjuku, Takamatsu and Matsuyama stores and a Concession Boutique to be operated in a location apart from a Mitsukoshi store in Kanazawa.

NOW THEREFORE, in consideration of the foregoing objectives and the mutual promises set forth below, the parties hereto agree as follows:

         A. Prior Agreements Remain in Force; Rider Controls. The 93 Agreement as amended shall continue to have full force and effect, but shall be amended and supplemented as provided below. The Agreement dated February 23, 1996 by and between the parties with respect to the Ginza Store (the "Flagship Store Agreement") shall not be affected or amended in any manner by this document, and the Flagship Store Agreement shall continue to have full force and effect. All defined terms used in the 93 Agreement shall have the same meanings when used in this Rider except as expressly amended and supplemented below. Anything stated in this Rider shall supercede any conflicting statements in the 93 Agreement.

         B. Changes to Defined Terms; New Defined Terms.

         The following defined terms used in Article I of the 93 Agreement are hereby deleted in their entirety and replaced with the following:


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         "Base Percentage" means the applicable percentage of Net Sales for the month in question, as listed below:

                  (i) 23% for items of Tiffany Merchandise each having a New York Retail Price of less than U.S. $60,000, except for such items sold in Concession Boutiques, in which case the percentage shall be as follows:
                           Shinjuku, Takamatsu and Matsuyama Boutiques - 16%; Kanazawa - 14%;

                  (ii) 19% for items of Tiffany Merchandise each having a New York Retail Price equal to or greater than U.S. $60,000 but less than U.S. $80,000, except for such items sold in Concession Boutiques, in which case the percentage shall be as follows: Shinjuku, Takamatsu and Matsuyama Boutiques - 12%; Kanazawa - 10%;

                  (iii) 16% for items of Tiffany Merchandise each having a New York Retail Price equal to or greater than U.S. $80,000, except for such items sold in Concession Boutiques, in which case the percentage shall be as follows: Shinjuku, Takamatsu and Matsuyama Boutiques
                           - 9%; Kanazawa - 7%; and

                  (iv) 5% for items of Fine Merchandise, regardless of the New York Retail Price.

The following new defined terms shall be applicable in the 93 Agreement:

         "Concession Boutiques" means the Boutique to be constructed by Mitsukoshi in its Shinjuku, Takamatsu and Matsuyama stores and in the stand-alone location in Kanazawa, and other Boutiques later designated by the parties in writing as "Concession Boutiques."

         "Tiffany Staff" means the employees of Tiffany-Japan assigned as sales staff within a Boutique.

C. Mitsukoshi to Construct Concession Boutiques. Mitsukoshi shall construct, outfit, equip and decorate the Concession Boutiques at Mitsukoshi's sole cost and expense. The Concession Boutiques shall be constructed by Mitsukoshi in the locations indicated in Schedule C and each such location shall occupy the minimum area indicated in subsection 1 below. Such locations shall not be changed by Mitsukoshi without Tiffany's express, written permission. Mitsukoshi shall follow Tiffany's standards for Boutique design and construction.

                  1. Mitsukoshi agrees to use all reasonable commercial efforts to complete construction, outfitting, equipping and decoration of the


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                           Concession Boutiques and to open such Boutiques for
                           business by the following dates:

                                    Shinjuku:   September 14, 1999 (105 tsubo)
                                    Takamatsu:  October 1, 1999 (55 tsubo
                                    Matsuyama:  June 8, 1999 (53 tsubo)
                                    Kanazawa:   October 29, 1999 (92 tsubo).

                  2. Mitsukoshi will shut down and dismantle the Existing Boutiques in the following stores on the following dates in anticipation of the opening of the corresponding Concession Boutiques:

                                    Shinjuku:   September 12, 1999
                                    Takamatsu:  September 26, 1999
                                    Matsuyama:  June 6, 1999
                                    Kanazawa:   October 26, 1999.

                           If any event is likely to delay the opening of a Concession Boutique, Mitsukoshi and Tiffany will meet and discuss a change to the applicable shut-down date so as to minimize the period of time that the Boutique is not open for business. On each of the closing dates indicated above, the applicable Host Store shall carry out a physical inventory of the Tiffany Merchandise on hand in the Existing Boutique in the manner contemplated by Section 5.5.5 of the 93 Agreement and any adjustments required by Section
                           5.5.4 of the 93 Agreement shall be promptly made.

                  3. All plans and specifications for material and equipment for the construction and outfitting of the Concession Boutiques will be prepared by Mitsukoshi and reviewed with Tiffany prior to the start of construction. Mitsukoshi agrees to make any changes necessary to conform such plans and specifications to Tiffany's standards.

                  4. Mitsukoshi agrees to install, at Mitsukoshi's cost and expense, security equipment consistent with Tiffany's standards in each Concession Boutique. Such equipment shall include: merchandise storage vaults; secure premises that may be closed off after trading hours by means of a rolling locking gate; and electronic security measures such as closed circuit television monitoring, intrusion monitoring and alarms and panic buttons.

                  5. For the Shinjuku Concession Boutique, Tiffany shall pay the cost to acquire and maintain all jewelry display forms, including the red-colored forms used during the holiday season. The term "jewelry display forms" does not refer to display cases or vitrines.


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         D. Tiffany-Japan Responsible for Loss or Damage to Merchandise in
Concession Boutiques. Section 5.5, except for Section 5.5.2, of the 93 Agreement shall not apply to Tiffany Merchandise in the Concession Boutiques. Tiffany-Japan shall bear responsibility for loss or damage to Tiffany Merchandise at all times that such merchandise is in a Concession Boutique. The Host Store shall have no obligation to verify receipt of Tiffany Merchandise by a Concession Boutique.

         E. Staffing of Concession Boutiques.

                  1. The Host Store shall provide, at its own expense, a Boutique Manager and an assistant thereto for each Concession Boutique notwithstanding Section 8.5 of the 93 Agreement. Such Boutique Managers and assistants thereto may be such Mitsukoshi employees who are simultaneously assigned other jobs in the Host Stores, provided, however, that in the Kanazawa Boutique such Manager and assistant shall be devoted full time to cash register operations within such Boutique.

                  2. Tiffany-Japan shall provide Tiffany Staff at Concession Boutiques notwithstanding Section 8.6 of the 93 Agreement. The staffing levels for each Concession Boutique shall be as follows, inclusive of Brand Managers and Assistant Brand Managers:

                                        Shinjuku:   40 persons
                                        Takamatsu:  10 persons
                                        Matsuyama:  10 persons
                                        Kanazawa:   10 persons.

                  3. The Boutique Manager shall not be responsible for the management of the Tiffany Staff in the Concession Boutiques, notwithstanding the definition of "Boutique Manager."

                  4.       In Concession Boutiques, the provisions of Section
                           8.4 of the 93 Agreement shall apply to Tiffany Staff as well as to Brand Managers and Assistant Brand Managers.

                  5. The Host Store shall have no obligation to pay travel, food or lodging expenses for Tiffany Staff assigned to Concession Boutiques notwithstanding
                           Section 8.8 of the 93 Agreement.

                  6. Article 3 of the Staffing Agreement, which is Exhibit SA of the Flagship Store Agreement and duly executed on February 26, 1996 between Tiffany-Japan and Mitsukoshi, shall apply mutatis mutandis to the Tiffany Staff in each Concession Boutique, to the extent not inconsistent with the provisions set forth in this Rider.


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         F. Cash Registers; Credit Risks. In Concession Boutiques, other than the Kanazawa Boutique, cash registers supplied by the Host Store will be operated by Tiffany Staff who will be trained in the operation of such registers and credit authorization procedures by the Host Store. In the Kanazawa Boutique, cash registers supplied by Mitsukoshi will be operated by Mitsukoshi's employees. The Host Store or Mitsukoshi shall collect proceeds of all sales at the end of each day and hold the same. Except in the Kanazawa Boutique, Tiffany-Japan will be responsible for any discrepancies in the amount of cash proceeds which shall be accounted for on a monthly basis. In the Kanazawa Boutique, Mitsukoshi will be responsible for any discrepancies in the amount of cash proceeds which shall be accounted for on a monthly basis. Mitsukoshi will bear credit risk for sales made in Concession Boutiques and Section 6.4 of the 93 Agreement will apply; however, Tiffany Staff shall be responsible for following Mitsukoshi's credit authorization procedures and any credit losses incurred by Mitsukoshi as result of Tiffany-Japan's failure to follow such procedures shall be charged by the Host Store to Tiffany-Japan.

         G. Collateral Materials. In Concession Boutiques, Tiffany-Japan shall have the responsibility to provide, at its own cost and expense, all items that would be the responsibility of the Host Store under Sections 9.3 and 9.4 of the 93 Agreement, including packaging materials, fresh flowers and uniforms worn by Tiffany Staff.

         H. Computation of Incentive Fee. Concession Boutiques will be considered Existing Boutiques for purposes of calculating Net Incremental Sales, notwithstanding the definition of "New Boutiques" set forth in the 93 Agreement. For the purposes of that calculation, Net Sales previously made in an Existing Boutique will be considered sales made by the Concession Boutique which has replaced the Existing Boutique. With respect to the Shinjuku Concession Boutique, only Net Sales made in the Existing Boutique located in the main Shinjuku Store will considered in that calculation, it being understood that sales made in the Shinjuku Minami-Kan Boutique will not be counted because it has been been closed in July of 1999 by mutual agreement.

         I. Advertising and Promotional Responsibilities. Notwithstanding
Article X of the 93 Agreement, Expenses for advertising and promotion relating to the Concession Boutiques shall be allocated between Mitsukoshi and Tiffany-Japan as set forth in Schedules I.1 and I.2.

         J. Product Liability, Etc. Article IV, Insurance and Indemnity, of the Flagship Store Agreement shall apply mutatis mutandis to all the Boutiques, including but not limited to Concession Boutiques.

         K. Effective Dates. Each Existing Boutique subject of this Rider shall be operated as a Concession Boutique under the terms of the 93 Agreement when it is reopened for business following the completion of Mitsukoshi's construction activities as provided for above. Nothing stated in this Rider shall be deemed to vary the Expiration Date or any of the other terms of the 93 Agreement except as expressly stated in this


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Rider, and the provisions of Article XIII of the 93 Agreement shall apply to all obligations established by this Rider as though they were "Continuing Obligations" as defined in the 93 Agreement.

                                   (continued)


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IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS RIDER NO. 1 TO THE 93
AGREEMENT EFFECTIVE AS OF SEPTEMBER 21, 1999.

MITSUKOSHI LIMITED
("Mitsukoshi")


By: /s/ Taneo Nakamura
    ---------------------------------
        Name:  Taneo Nakamura
        Title: Senior Managing Director, General Manager
               Operations Headquarters


TIFFANY AND COMPANY
("Tiffany")


By: /s/ Jame E. Quinn
    ---------------------------------
        Name:  James E. Quinn
        Title: Vice Chairman


TIFFANY & CO. JAPAN, INC.
("Tiffany-Japan")


By: /s/ Kikuo Fukui
    ---------------------------------
        Name:  Kikuo Fukui
        Title: President

Attachment:  Schedule C - Location Diagrams for Shinjuku, Takamatsu, Matsuyama
             and Kanazawa Concession Boutiques

             Schedule I.1 - Sharing of Expenses (For Advertisement and Media)

             Schedule I.2 - Sharing of Expenses (For Events)


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